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Prospectus Supplement No. 3               Registration No. 333-22125
to Prospectus dated April 11, 1997        Rule 424(b)(3) Prospectus




                     Penn Treaty American Corporation
        $74,750,000 6 1/4% Convertible Subordinated Notes Due 2003
                     2,628,340 shares of Common Stock

     This Prospectus Supplement supplements information contained in that certain Prospectus of the Company dated April 11, 1997, as supplemented by Prospectus Supplement No. 1 dated May 6, 1997 and Prospectus Supplement No. 2 dated June 11, 1997 (collectively, the "Prospectus") relating to the potential sale from time to time of up to $74,750,000 aggregate principal amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Notes beneficially owned by such Selling Securityholders and that may be sold pursuant to the Prospectus, as amended or supplemented:

                                       Principal
                                         Amount
                                        of Notes                     Number of
                                      Beneficially                   Conversion
                                       Owned and       Percent of      Shares
                                        That May      Outstanding     That May
              Name(1)                  Be Sold           Notes       Be Sold(2)
             --------                 ------------    ------------   ----------

Bear Stearns & Co., Inc. (7).........  $3,790,000         5.07%         13,326
The SMM Company B.V. ................   2,950,000         3.95%        103,727

----------
* Less than 1%

(1) The information set forth herein is as of July 10, 1997 and will be updated as required. Certain of the holders share investment power with their respective investment advisors.

(2) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $28.44 in principal amount of Notes per share of Common Stock.

(7) The amount listed includes an additional $2,000,000 principal amount of Notes beneficially owned by Bear Stearns. Bear Stearns, as principal, purchased an aggregate of $1,000,000 of the Notes on June 17, 1997 and an aggregate of $1,000,000 of the Notes on July 2, 1997. Bear Stearns has sold or will resell such Notes in the manner described under "Plan of Distribution." Any compensation in the form of discounts, fees or commissions and any profits on the sales of such Notes may be deemed underwriting discounts or commissions.

               The date of this Prospectus Supplement is July 21, 1997